Exhibit 3.3

State of Delaware Secretary of State Division of Corporations Delivered 11:07 AM 03/17/2021 FILED 11:07 AM 03/17/2021 SR 20210938202 - File Number 5539359

CERTIFICATE OF TRUST

OF

WISE ORIGIN BITCOIN TRUST

THIS Certificate of Trust of Wise Origin Bitcoin Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.	Name. The name of the statutory trust formed hereby is Wise Origin Bitcoin Trust.

2.	Delaware Trustee. The name and address of the trustee of the Trust with a principal place of business in the State of Delaware are Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808.

3.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee of the Trust

By:
Name: James L. Grier
Title: Assistant Vice President